Exhibit 10.18

UNITED NATURAL FOODS, INC.
Terms and Conditions of Grant of Restricted Units to Director
2004 Equity Incentive Plan

These Terms and Conditions of Grant of Restricted Units to Director (these “Terms and Conditions”), shall apply to the grant by United Natural Foods, Inc., a Delaware corporation (the “Company”), to the Participant of an award of Restricted Units, pursuant to the Company’s Amended and Restated 2004 Equity Incentive Plan (as amended from time to time, the “Plan”).  Except in the preceding sentence and where the context otherwise requires, the term “Company” shall include the Company and all present and future Subsidiaries.  All capitalized terms that are used in these Terms and Conditions without definition shall have the meanings set forth in the Plan.

1.                                      Definitions.

(a)                                 Communication of Award means the communication delivered by an authorized representative of the Company to the Participant identifying that an award has been granted together with the details of the award (including the identity of the Participant, the Grant Date, and the number of Restricted Units that were awarded to the Participant) set forth in the award summary portion of the online award acceptance process used in connection with electronic administration of awards under the Plan.

(b)                                 Grant Agreement has the meaning set forth in Section 2 of these Terms and Conditions.

(c)                                  Grant Date means the date on which the Restricted Units were granted as set forth in the Communication of Award.

(d)                                 Participant, solely for purposes of this Grant Agreement, means the individual identified in the Communication of Award.

(e)                                  Restricted Unit means a right to receive payment in Shares following the expiration of the Restriction Period.

(f)                                   Restriction Period with respect to Restricted Units means the period commencing upon the Grant Date and ending on the dates provided under Section 3 of the Grant Agreement.

(g)                                  Shares means Shares, as defined in Section 2 of the Plan, issued pursuant to the Grant Agreement.

2.                                      Grant of Restricted Units.

Effective on the Grant Date and subject to these Terms and Conditions, the Company has granted to Participant the Restricted Units, which have a cash value equal to the Fair Market Value of an equivalent number of Shares.  A Restricted Unit does not represent an equity interest in the Company and carries no voting or dividend rights.  The information contained in the Communication of Award with respect to Participant and the Restricted Units is incorporated herein by reference and together with these Terms and Conditions shall constitute an Agreement (the “Grant Agreement”) for purposes of the Plan.  By accepting the award of Restricted Units and acknowledging these Terms and Conditions, the Participant agrees to be bound by these Terms and Conditions with respect to the Restricted Units.  Acceptance of the award of Restricted Units and acknowledgment of these Terms and Conditions may be made in a writing signed by the Participant or through the online award acceptance process used in connection with electronic administration of awards under the Plan.

3.                                      Restriction Period.

(a)                                 The Restriction Period shall expire with respect to thirty-three and one-third percent (33 1/3% of the Restricted Units on the Grant Date and with respect to an additional thirty-three and one-third percent (33 1/3%) on each succeeding anniversary of the Grant Date so as to be expired with regard to all Restricted Units on the second anniversary of the Grant Date, conditioned on each such date on Participant maintaining status as a member of the Board of Directors of the Company.  Notwithstanding the foregoing, the Restriction Period shall expire with respect to all Restricted Units upon the death or disability (as defined in Section 15(a) of the Plan) of the Participant.

(b)                                 The Restriction Period shall be deemed to expire for all Restricted Units if, within twelve months after the Company obtains actual knowledge that a Change in Control has occurred, a Participant ceases to be a member of the Board of Directors for any reason.

(c)                              If the Participant ceases to be a member of the Board of Directors under circumstances not described in Sections 3(a) or 3(b), all Restricted Units as to which the Restriction Period has not expired shall be canceled immediately, and shall not be payable, except to the extent the Committee decides otherwise.

4.                                      Payment.  No later than 2½ months after the end of the calendar year in which the Restriction Period expires with respect to Restricted Units, the Company shall issue to the Participant or his Beneficiary (as applicable) one Share for each Restricted Unit for which the Restriction Period expired.

5.                                      Amendment.  The Committee may in its sole discretion amend, modify, or terminate the Grant Agreement, including, but not limited to, substituting therefor another Award of the same or a different type or changing the Restriction Period.  Except as otherwise provided in the Plan or in the Grant Agreement or as necessary to conform the Grant Agreement to mandatory provisions of applicable federal or state laws, regulations, or rulings, or section 409A of the Code, the Committee shall obtain the Participant’s consent before it amends the Grant Agreement in a manner that significantly reduces the Participant’s rights or benefits under the Grant Agreement.

6.                                      Determinations by Committee.  Determinations by the Committee shall be final, binding and conclusive with respect to the interpretation of the Plan and the Grant Agreement.

7.                                      Provisions of the Plan.  This grant is subject to the provisions of the Plan, which is incorporated into the Grant Agreement by reference and a copy of which is furnished to the Participant with the Grant Agreement.

8.                                      Notices and Payments.  Any notice required or permitted to be given to the Participant under the Grant Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States mail with postage and fees prepaid.  Any notice or communication required or permitted to be given to the Company under the Grant Agreement shall be in writing and shall be deemed effective only upon receipt by the Secretary of the Company at the Company’s principal office.

9.                                      Waiver.  The waiver by the Company of any provision of the Grant Agreement at any time or for any purpose shall not operate as or be construed to be a waiver of the same or any other provision of the Grant Agreement at any subsequent time or for any other purpose.

10.                               Governing Law.  The validity and construction of the Grant Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of any provision of this Grant Agreement to the substantive law of another jurisdiction.

11.                               Electronic Communication.  The Company may, in its sole discretion, decide to deliver any document related to current or future participation in the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.